Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, September 30, 2013
4:30 P.M. CDT

The Dallas Morning News Listens to Subscribers: Creates Premium Digital Subscriber Experience

(DALLAS) - The Dallas Morning News announced today it is creating a premium digital experience for subscribers and discontinuing its Subscriber Content strategy (aka paywall). Beginning Oct. 1, content from the Morning News will be accessible to everyone, free of charge.

Consumers can now opt to pay for their news in a premium digital experience environment that includes enhanced design and navigation, limited advertising, and access to unique subscriber benefits. In general, print and digital subscribers will have access to dallasnews.com/premium with their current subscription. For those without a subscription, the premium digital experience subscription costs $2.99 per week.

“In the first quarter of 2011, we became one of the first daily newspapers to ask consumers to pay for the content we distributed digitally. Now, we are going to experiment with another approach,” said Jim Moroney, CEO and publisher for The Dallas Morning News.

The Morning News recently conducted research with its seven day print subscribers and found that when offered digital access for a price that was 90 percent less than the average print subscription rate, only five percent said they would be willing to give up their seven day print edition for digital access.

“What we concluded from this research,” added Moroney, “was that subscribers were not paying for the content, so much as paying for how they wanted to consume the content we published. They were paying for a print experience. Now, we want to see if there are sufficient consumers who will pay for a premium digital experience.”

“Listening to our subscribers is vital to the success of our daily newspaper and was a major factor when deciding to launch our new premium experience,” said Jason Dyer, chief marketing officer for The Dallas Morning News. “We are dedicated to continually updating and adjusting our digital strategies to give our subscribers what they want.”

Beginning Oct. 1, the Morning News will offer premium users a more visual experience with increased personalization and unparalleled local news content. A new loyalty program will offer subscribers perks, such as tickets to the State Fair of Texas and exclusive access to Morning News events.

“This launch is just the first step in our ongoing effort to bring new experiences to our readers,” added Dyer. “We believe we have just scratched the surface.”

To learn more about The Dallas Morning News, its digital growth, portfolio of brands or subscribing, visit www.DMNMedia.com. To get daily news updates about North Texas, visit www.dallasnews.com or via Facebook and Twitter.

TDMN Creates Premium Digital Experience

About The Dallas Morning News
Established in 1885, The Dallas Morning News is Texas’ leading newspaper and the flagship newspaper subsidiary of A. H. Belo Corporation. It has received nine Pulitzer Prizes since 1986, as well as numerous other industry awards recognizing the quality of its investigative and feature journalism, design and photojournalism. Its portfolio of print and digital products reaches an average daily audience of more than 1.1 million people and includes online news and information sites; iPhone, Android and iPad apps; Al Día (www.aldiatx.com), the leading Spanish-language publication in North Texas; neighborsgo (www.neighborsgo.com), a consumer-generated community news outlet; and Briefing, the free, home-delivered quick-read. In addition to the editorial drivers within the Morning News, CrowdSource was created as an independent business division to assist event organizers and producers with its operational, marketing and promotional needs. To advertisers, the portfolio of products is represented by DMNmedia (www.DMNmedia.com), the marketing solutions group of The Dallas Morning News, Inc. For more information about the publication and its entities, visit www.dallasnews.com.

About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save. A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

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